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| FORM 5 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(1) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

    Fredericks                     Mark                               J
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
    c/o Lakeland Bancorp, Inc.
    250 Oak Ridge Road
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                                   (Street)

    Oak Ridge                     New Jersey                        07438
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol    Lakeland Bancorp, Inc.
                                             -----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary) ###-##-####
               --------------

4.  Statement for Month/Year   12/31/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   Dec-00
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

            1.34%
    --------------------

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
  Lakeland Bancorp, Inc.                                         (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common                       02/15/00     DRP           105       A         $12.5000                           I           *5
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                             05/15/00     DRP           118       A         $11.1100                           I           *5
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                             08/15/00     DRP           114       A         $11.7100                           I           *5
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                             11/15/00     DRP           130       A         $10.9200                           I           *5
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                             11/15/00     S/D            92       A                                            I           *5
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                             11/15/00     S/D           798       A                                            I           *5
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                             11/08/00      G            250       A                     19074                  I           *5
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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 M. Fredericks

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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Explanation of Responses:
------------------------
*5 - Mark J. Fredericks custodian for Emily A. Fredericks, under NJUGMA, daughter of Mark J. Fredericks

CODES:
DRP - Dividend Reinvestment Plan
S/D - Stock Divident
G   - Gift

                             /s/ Mark J. Fredericks               01/26/01
                            --------------------------------  -----------------
                             **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.